Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Hyperscale Data, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share	(1)	Other	1,500,000	$26.70	$40,050,000.00		$5,911.38

Total Offering Amounts:							$40,050,000.00		5,911.38
Total Fees Previously Paid:									5,911.38
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock that become issuable pursuant to that certain purchase agreement by and between Hyperscale Data, Inc. and Orion Equity Partners LLC, dated as of June 20, 2024, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, as applicable.